____________________________________

ASSET PURCHASE AGREEMENT

_______________________________

By and Among

Symco, Incorporated,

Symbiotics, Inc.

and

Quincy Investments Corp.

July _____, 2005
TABLE OF CONTENTS

Page

LIST OF SCHEDULES

Schedule 1.01(a)
Schedule 1.01(b)
Schedule 1.01(d)
Schedule 1.01(e)
Schedule 1.01(f)
Schedule 1.01(g)
Schedule 1.01(h)
Schedule 1.02
Schedule 1.03(a)
Schedule 1.04(c)
Schedule 1.08
Schedule 3.01
Schedule 3.05
Schedule 3.07
Schedule 3.09(a)
Schedule 3.10
Schedule 3.12
Schedule 3.13
Schedule 3.14
Schedule 3.18
Schedule 3.20
Schedule 3.21
Business Contracts
Intellectual Property
Telephone Lines
Inventory
Business Documents
Other Rights
Accounts Receivable
Excluded Assets
Assumed Liabilities
Net Working Capital
Purchase Price Allocation
Qualifications as Foreign Corporation
Financial Statements
Litigation
Contracts
Insurance
Suppliers and Customers
Products
Affiliate Transactions
Intellectual Property
Indebtedness
Accounts Receivable

LIST OF EXHIBITS

Exhibit A	-	Form of Note

Exhibit B-1	-	Consulting Agreement with Douglas Wyatt

Exhibit B-2	-	Consulting Agreement with David Brown

Exhibit C		Transition Services Agreement

Exhibit D	-	Trademark License Agreement

Exhibit E		Form of Guaranty

Exhibit F		Form of Assignment and Assumption Agreement (Assumed Liabilities)

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of July      , 2005 (“Agreement Date”), by and among Quincy Investments Corp., a Bahamas International Business Company (the “Buyer”), Symco, Incorporated, a Nevada corporation (“Symco”) and Symbiotics, Inc., an Arizona corporation (“Symbiotics” and together with Symco, the “Company”).

Recitals

A. The Company is engaged in the business of selling its line of health-related products to retailers (the “Business”).

B. Buyer desires to purchase, and Company desires to sell, the operating assets of the Company, upon the terms and subject to the conditions set forth herein.

Agreement

NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein, the parties agree as follows:

ARTICLE I

SALE AND TRANSFER OF ASSETS

1.01 Purchased Assets. On the terms and subject to the conditions of this Agreement, on the Closing Date (as defined in Section 2.01 hereof), the Company shall sell, convey, transfer and deliver to the Buyer, and the Buyer shall purchase, acquire and accept as of the Closing Date, all of the right, title and interest of the Company in and to the Business and all of the assets, properties and rights of the Company of every kind and description wherever located, tangible and intangible, related to the Business, except for the Excluded Assets (collectively, the “Assets”), other than the Excluded Assets, free and clear of all Encumbrances. The Assets shall include, but not be limited to:

(a) All rights under any purchase orders and Contracts (collectively, the “Business Contracts”) relating to the Business and related exclusively or primarily to the Assets, including, but not limited to, those that are identified in Schedule 1.01(a), including, without limitation, the right to all of the revenue therefrom related to any Products sold before the Closing Date;

(b) All goodwill and other general intangibles associated with the Business and related exclusively or primarily to the Assets, and all copyrights, patents, trade names, trademarks, service marks, logos, domain names, whether registered or unregistered, applications for the foregoing, including, but not limited to, those as more fully identified in Schedule 1.01(b), and other trade secrets, processes, formulae, inventions, research and development work, technical information, production data, blueprints and specifications, licenses, permits, governmental approvals, authorizations and operation contracts, license agreements, know-how and similar property, customer lists, lists of suppliers, cost sheets, bills of material and any other intellectual property and intangible assets that are owned by the Company or to which the Company possesses rights that are used in the Business including all Intellectual Property;

(c) All books, files, operating data and records of the Company relating to the Business (the “Books and Records”), excluding accounting and tax books and records, including, but not limited to, federal, state and local tax filings and records, general ledgers, general journals, books of original entry, and further excluding corporate administrative books and records, including minute books and stock certificate books;

(d) All telephone lines, telephone numbers and telephone listings used by the Company in the Business, including, but not limited to, those more fully identified on Schedule 1.01(d) (the “Telephone Lines”);

(e) The Company’s Inventory as more fully identified on Schedule 1.01(e) hereto, which Schedule shall be updated as of the Closing Date to reflect changes in the ordinary course of business;

(f) The benefit of all confidentiality, non-competition, non-solicitation, non-disclosure and similar protective agreements or instruments, all manufacturers’ warranties on tangible personal property, and all other agreements relating to the Business which inure to the Company’s benefit, including, but not limited to, those more fully identified on Schedule 1.01(f) (the “Business Documents”);

(g) All known and unknown, liquidated or unliquidated, contingent or fixed rights, choses in action or causes of action of every nature and kind which the Company has or may have against any third party relating to the Assets, including, but not limited to, those more fully identified in Schedule 1.01(g) (the “Other Rights”);

(h) All accounts receivable of the Company, including, but not limited to, those more fully identified on Schedule 1.01(h) hereto, which Schedule shall be updated as of the Closing Date to reflect changes from the Agreement Date through the Closing Date (the “Accounts Receivable”);

(i) All Actions, credits, rights of setoff of any kind, and all rights under and pursuant to all indemnities, warranties, representations and guarantees made by suppliers, manufacturers, contractors or other third parties arising before, on or after the Closing Date and relating exclusively or primarily to the Assets or any Assumed Liabilities, and the right to collect damages or proceeds in connection therewith;

(j) All goods and services and all other economic benefits to be received subsequent to the Closing Date which arise out of prepayments and payments by Seller prior to the Closing Date and relating exclusively or primarily to the Business.

1.02 Excluded Assets. Those assets of Company specifically identified on Schedule 1.02, including cash and the Purchase Price, are excluded from the term “Assets” and therefore from the sale contemplated hereby.

1.03 Assumption of Liabilities.

(a) Buyer will assume (a) the current accounts payable of the Company set forth on Schedule 1.03(a) and existing on the Closing Date and (b) the obligations of the Company under the contracts set forth on Schedule 1.03(a) (the “Assumed Liabilities”).

(b) Except with respect to the Assumed Liabilities, Buyer shall in no event assume or be responsible for any Liabilities of the Company or relating to the Business, contingent or otherwise, known or unknown. The Assets shall be sold and conveyed to Buyer free and clear of all Encumbrances. Without limiting the generality of the foregoing, in no event shall Buyer assume or be responsible for: (i) any income, property, franchise, sales, use or other tax of the Company or any filing requirements or obligations with respect thereto arising out of or resulting from the sale of the Assets hereunder (all such taxes to be paid by the Company) or any transaction of the Company prior to or subsequent to the execution of this Agreement; and (ii) any liabilities, obligations, or costs resulting from any claim or lawsuit or other proceeding relating to the Assets or naming the Company or any successor thereof as a party and arising out of events, transactions, or circumstances occurring or existing prior to the Closing Date.

1.04 Purchase Price and Payment for Assets. As payment in full for the Assets:

(a) Buyer will, at Closing, pay all outstanding amounts owed under those credit facilities set forth on Schedule 3.20 and shall deliver to the Company a promissory note in the form attached hereto as Exhibit A (the “Note”), payable to the Company in the principal amount of $2,000,000, (i) minus the amount necessary to repay such credit facilities set forth on Schedule 3.20, and (ii) subject to adjustment pursuant to Section 1.04(c).

(b) In addition, the Buyer will pay the Company the sum of $60,000 in cash on the date that is fifteen (15) days after the Closing Date and an additional $60,000 in cash every thirty (30) days thereafter until the Note is paid in full, in accordance with Exhibit A (the “Cash Payment”) (the principal amount of the Note (as adjusted pursuant to Section 1.04(c)), the Cash Payment and the Earnout Amount (as defined in Section 1.05) are collectively referred to herein as the “Purchase Price”).

(c) The principal amount of the Note may be adjusted at Closing based upon changes in the Company’s Inventory, accounts payable and accounts receivable in accordance with Schedule 1.04(c).

(d) In addition to the Purchase Price, Buyer shall pay to the Company the Earn Out Amount set forth in Section 1.05.

1.05 Earn Out Amount. For a three (3) year period following the Closing Date, (the “Earn Out Period”), Buyer shall pay to the Company (in accordance with Exhibit A) ten percent (10%) of the amount of the increase in contribution profit of the Business over the Baseline Amount based on the sale of the Company’s products (the “Earn Out Amount”) commencing on the first day of the month following the Closing Date and ending on the last day of the twelfth (12th) month thereafter and continuing on each consecutive twelve (12) month period thereafter for a period of three (3) years (the “Yearly Earn Out Period”). The contribution profit shall be determined by calculating the gross sales of the Company’s products less cost of goods sold, direct product promotional expenses, discounts, allowances, product returns, coupons, rebates, commissions and freight (the “Earn Out Calculation”). The “Baseline Amount” is $2,000,000. In determining the contribution profit of the Company, there shall be no allocation of Buyer’s general and administrative expenses.

1.06 Payment of Earn Out Amount. Not later than 60 days after the end of each Yearly Earn Out Period, Buyer shall pay the Earn Out Amount to the Company and provide to the Company (i) a report setting forth the Earn Out Calculation, including such schedules and data as may be appropriate to support such calculation. The Company and its accountants shall be entitled to review the Earn Out Calculation and any working papers, trial balances and similar materials relating to the Earn Out Calculation prepared by Buyer or its accountants. Buyer shall also provide the Company and its accountants with timely access, during Buyer’s normal business hours, to Buyer’s personnel, properties, books and records to the extent related to the determination of the Earn Out Calculation.

1.07 Disputes of Earn Out Calculation.

(a) Within 30 days after the Company’s receipt of the Earn Out Calculation pursuant to Section 1.06, the Company may notify Buyer in writing that it disagrees with the Earn Out Calculation. Within 30 days after notification by the Company that it disagrees with the Earn Out Calculation, the Company must provide Buyer with such reports and calculations that set forth the basis for any disputed amounts in the Earn Out Calculation (the “Company’s Report”). Except as otherwise provided in this Section 1.07(a), all costs and expenses associated with the Company’s Report shall be borne by the Company. If Buyer concurs with the adjustments proposed by the Company, or if Buyer does not object thereto in a writing delivered to the Company within 30 days after Buyer’s receipt of the Company’s Report, the calculations set forth in such Company’s Report shall become final and shall not be subject to further review, challenge or adjustment, absent fraud, and Buyer will immediately pay to the Company the difference between the Earn Out Amount and the amount determined in the Company’s Report. Further, if such adjustments are equal to or greater than Five Thousand Dollars ($5,000.00), Buyer shall reimburse the Company for its reasonable, out-of-pocket costs in preparing the Company’s Report. If the Company does not submit a Company’s Report within the 30-day period provided herein, then the Earn Out Calculation as calculated by Buyer shall become final and shall not be subject to further review, challenge or adjustment, absent fraud.

(b) In the event that the Company and Buyer do not resolve the disagreements set forth in the Company’s Report within 30 days after the date of the Company’s Report, then such disagreements shall be referred to a recognized firm of independent certified public accountants selected by mutual agreement of the Company and Buyer (the “Settlement Accountants”), and the determination of the Settlement Accountants shall be final and shall not be subject to further review, challenge or adjustment, absent fraud, and Buyer or the Company, where appropriate, will immediately pay the difference between the Earn Out Amount and the amount determined by the Settlement Accountants. The Settlement Accountants shall use their best efforts to reach a determination not more than 45 days after such referral.

(c) The costs and expenses of the Settlement Accountants shall be paid by the Company if the Earn Out Calculation, as determined by the Settlement Accountants, is greater than the Earn Out Calculation set forth in the Buyer’s Earn Out Calculation, and the difference is less than Five Thousand Dollars ($5,000.00), or if Buyer’s Earn Out Calculation was greater than the Earn Out Calculation finally determined by the Settlement Accountants. If the Earn Out Calculation, as determined by the Settlement Accountants, is greater than the Earn Out Calculation set forth in the Buyer’s Earn Out Calculation and the difference is equal to or greater than Five Thousand Dollars ($5,000.00), such costs and expenses of the Settlement Accountants shall be paid by Buyer.

1.08 Purchase Price Allocation. The Purchase Price shall be allocated among the Assets as set forth on Schedule 1.08 within ten (10) days of the Closing Date. The parties acknowledge that such allocation fairly reflects the fair market value of the Assets, and will use such allocation in reporting for all federal, state and local tax purposes.

ARTICLE II

CLOSING

2.01 Closing. The closing of the transactions contemplated hereby (the “Closing”) shall be held within 14 days of the execution of this Agreement at the offices of Naturade, Inc., 14370 Myford Rd., Suite 100, Irvine, CA 92606. The date upon which the Closing occurs is hereinafter referred to as the “Closing Date.” The Closing shall be deemed effective as of the close of business of the Business on the Closing Date.

2.02 Deliveries by the Company. At or prior to the Closing, the Company shall deliver to Buyer:

(a) certified copies of the resolutions of the Board of Directors and the stockholders of the Company authorizing the transactions set forth herein;

(b) all licenses, bills of sale, assignments and other documents, if any, conveying to Buyer and vesting in Buyer good, clear and marketable title of record to all of the Assets;

(c) possession of all originals and copies of agreements, instruments, documents, books, records, files and other data and information within the possession of the Company that constitute part of the Assets (collectively, the “Records”); provided, however, that the Company may retain (1) copies of any Records that the Company is reasonably likely to need for complying with requirements of law; and (2) copies of any Records that in the reasonable opinion of the Company will be required in connection with the performance of its obligations under Legal Requirements;

(d) executed copy of a Consulting Agreement between the Buyer and Douglas Wyatt in the form attached as Exhibit B-1 (the “Wyatt Consulting Agreement”);

(e) executed copy of a Consulting Agreement between the Buyer and David Brown in the form attached as Exhibit B-2 (the “Brown Consulting Agreement”, and together with the Wyatt Consulting Agreement, the “Consulting Agreements”);

(f) executed copy of a Transition Services Agreement between the Buyer and the Company in the form attached as Exhibit C (the “Transition Services Agreement”);

(g) executed copy of a Trademark License Agreement between the Buyer and the Company in the form attached as Exhibit D (the “License Agreement”);

(h) a certificate of good standing of the Company issued as of a recent date by the Secretary of State of the State of Nevada and Arizona; and

(i) such other documents and instruments as may be necessary to effect the transactions contemplated by this Agreement.

2.03 Buyer’s Deliveries at Closing. On the Closing Date, the Buyer shall deliver to the Company the following:

(a) an executed Note in the form attached as Exhibit A;

(b) executed Guaranty of the obligations under the Note by Peter H. Pocklington, in the form attached as Exhibit E;

(c) an executed counterpart of the Consulting Agreement;

(d) an executed counterpart of the Transition Services Agreement;

(e) an executed counterpart of the License Agreement;

(f) evidence of the repayment of the credit facilities set forth on Schedule 3.20;

(g) evidence of the assumption of the Assumed Liabilities pursuant to an Assignment and Assumption Agreement in the form attached as Exhibit F;

(h) an executed Assignment and Assumption Agreement, pursuant to which the Buyer will assign all of its rights and obligations under this Agreement and the Collateral Agreements to Naturade; and

(i) such other documents and instruments as may be necessary to effect the transactions contemplated by this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Buyer that:

3.01 Corporate Existence and Qualification. Symco is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Symbiotics is a corporation duly organized, validly existing and in good standing under the laws of the State of Arizona. The Company has the corporate power to own, manage, lease and hold its properties and to carry on its Business as and where such properties are presently located and such business is presently conducted. The Company is duly qualified as a foreign corporation to do business, and is in good standing in each jurisdiction where the character of the Company’s Assets or the nature of the Company’s business requires such qualification, except where the failure to so qualify or to be in good standing would not have a material adverse effect on Company’s business, operations, properties, prospects, the Assets or condition (financial or otherwise) (a “Material Adverse Effect”). The Company is qualified as a foreign corporation and is in good standing in each jurisdiction set forth in Schedule 3.01 attached hereto.

3.02 Authority, Approval and Enforceability. This Agreement has been duly executed and delivered by the Company and the Company has all requisite power and legal capacity to execute and deliver this Agreement and all Collateral Agreements executed and delivered or to be executed and delivered in connection with the transactions provided for hereby, to consummate the transactions contemplated hereby and by the Collateral Agreements, and to perform its obligations hereunder and under the Collateral Agreements. This Agreement and each Collateral Agreement to which the Company is a party constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of such party, enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium, or similar laws and judicial decisions from time to time in effect which affect creditors’ rights generally.

3.03 Conflicts. The execution and delivery by the Company of this Agreement and each Collateral Agreement, and the performance by it of its obligations hereunder and thereunder, does not and will not:

(a) Violate any provision of the certificate of incorporation or bylaws of the Company;

(b) Violate any provision of any Legal Requirement relating to the Business, the Assets or the Assumed Liabilities, or require a registration, filing, application, notice, consent, approval, order, qualification, authorization, designation, declaration or waiver with, to or from any Governmental Authority;

(c) Require a consent, approval or waiver from, or notice to, any party to a Contract, or result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of material obligations, loss of material benefit or increase in any material Liabilities or fees under, or create in any party the right to terminate, cancel or modify, any Contract; or

(d) Result in the creation of any Encumbrance upon any material Asset.

3.04 No Proceedings. No suit, action or other proceeding is pending or, to the Knowledge of the Company, threatened before any Governmental Authority seeking to restrain the Company or prohibit its entry into this Agreement or prohibit the Closing, or seeking damages against the Company or its properties as a result of the consummation of this Agreement.

3.05 Financial Statements. Schedule 3.05 sets forth (a) unaudited statements of certain assets and certain Liabilities of the Business as of December 31, 2004, together with related statements of revenues, costs and expenses of the Business for the twelve-month period ending December 31, 2004 (the “Annual Financial Statements”), (b) unaudited statements of certain assets and Liabilities of the Business as of May 31, 2005 (the “Interim Balance Sheet”), and (c) unaudited income statements of the Business for the five-month period ending on May 31, 2005 (collectively, with the Annual Financial Statements and the Interim Balance Sheets, the “Financial Statements”). The Financial Statements (i) are in accordance with the books and records of the Company in all material respects; (ii) present fairly, in all material respects, the financial position of the Business for the respective periods there ended; and (iii) have been prepared in accordance with the Company’s normal practices for the Business (which practices are in accordance with GAAP, except for (A) the absence of footnotes and other disclosures required by GAAP and (B) with respect to the Interim Balance Sheet and the unaudited income statements of the Business for the five-month period ending on May 31, 2005, normal year end adjustments, consistently applied with prior periods).

3.06 Compliance with Laws. The Company is and has been in compliance in all material respects with any and all Legal Requirements applicable to the Company.

3.07 Litigation. Except as otherwise set forth on Schedule 3.07, there is no Action against the Company pending or, to the Knowledge of the Company, threatened in any court or before or by any Governmental Authority, or before any arbitrator, and to the Knowledge of the Company, there is no basis for any such Action and there is no Court Order to which the Business is subject.

3.08 Assets of the Business. The Company has and will have as of the Closing Date good and marketable title to the Assets, free and clear of any and all Encumbrances, except for those Encumbrances which will be released on or before the Closing Date. Except with respect to the Excluded Assets, the Assets comprise all of the properties, assets (including, without limitation, computer software and licenses therefor) and rights of the Company which relate to the conduct of the Business as presently conducted and are adequate to conduct the Business as presently conducted by the Company.

3.09 Commitments.

(a) With respect to the Assets, except as otherwise set forth on Schedule 3.09(a), the Company is not a party to or bound by any of the following, whether written or oral:

(i) any Contract that cannot by its terms be terminated by the Company with 90 days’ or less notice without penalty or whose term continues beyond one year after the date of this Agreement;

(ii) any contract or commitment for capital expenditures by the Company in excess of $10,000 per calendar quarter in the aggregate;

(iii) any lease or license, whether as landlord, tenant, licensor or licensee;

(iv) any agreement, contract, indenture or other instrument relating to the borrowing of money or the guarantee of any obligation or the deferred payment of the purchase price of any asset;

(v) any partnership, joint venture or other similar agreement;

(vi) any contract with any Affiliate of the Company relating to the provision of goods or services by or to the Company;

(vii) any agreement that purports to limit the Company’s freedom to compete freely in any line of business or in any geographic area;

(viii) any asset purchase agreements, stock purchase agreements, and other acquisition or divestiture agreements and similar Contracts, including any Contracts relating to the sale, lease or disposal of any Assets relating to the Business (other than sales of Inventory in the ordinary course of business); and

(ix) any other Contract that is material to the business of the Company.

(b) All of the Contracts listed or required to be listed in Schedule 3.09(a) and all of the Business Contracts are valid, binding and in full force and effect; the Company has not been notified or advised by any party thereto of such party’s intention or desire to terminate or modify any such Contract in any respect and neither the Company nor, to the Knowledge of the Company, any other party thereto is in breach of any of the terms or covenants of any such Contract. Following the Closing, Buyer will be entitled to all of the benefits of the Company under each Business Contract that constitutes part of the Assets.

(c) The Company is not a party to or bound by any Contract or Contracts, the terms of which were arrived at by or otherwise reflect less than arm’s-length negotiations or bargaining.

3.10 Insurance. Schedule 3.10 sets forth a complete and correct list of all insurance policies presently in effect that relate to the Company or its Assets, all of which are in full force and effect.

3.11 Inventories. The Company has good and marketable title to the Inventory, free and clear of all Encumbrances except for those Encumbrances which will be released on or before the Closing Date. Except as otherwise reserved against, as reflected in the financial information disclosed on Schedule 3.05, all Inventory reflected in such financial information consists of a quality and quantity usable and saleable in the ordinary course of business at a commercial value at least equal to the value shown on such financial information and is valued in accordance with GAAP net of reserves consistent with the past practices of the Company at the lesser of current book value or fair market value. All Inventory purchased since May 31, 2005 consists of a quality and quantity usable and saleable in the ordinary course of business. All Inventory is located on premises owned or leased by the Company. All work-in-process of the Business is of a quality ordinarily produced in accordance with the requirements of the order to which such work-in-process is identified.

3.12 Suppliers and Customers. Schedule 3.12 sets forth (a ) the ten (10) largest suppliers of the Company during each of calendar years 2003 and 2004; and (b) the ten (10) largest customers of the Company during each of calendar years 2003 and 2004. There exists no actual or threatened termination, cancellation or limitation of, or any modification or change in, the Company’s business relationship with any customer or supplier, which termination, cancellation, limitation, modification or change could, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

3.13 Products. Schedule 3.13 lists each product under development, developed, manufactured, licensed, distributed or sold by the Company and any other products in which the Company has any proprietary rights or beneficial interest (collectively, the “Products”).

3.14 Transactions With Affiliates. Except as set forth on Schedule 3.14, the Company has not purchased, acquired or leased any property or services from, or sold, transferred or leased any property or services to, or loaned or advanced any money to, or borrowed any money from, or entered into or been subject to any management, consulting or similar agreement with, or engaged in any other significant transaction with any officer, director or shareholder of the Company or any of their respective Affiliates. Except as set forth on Schedule 3.14, no shareholder or other Affiliate of the Company is indebted to the Company for money borrowed or other loans or advances, and the Company is not indebted to any shareholder or any such Affiliate.

3.15 Operations Since May 31, 2005.

(a) Since May 31, 2005, there has not been any change, circumstance or effect in or with respect to the Assets, financial condition or results of operations of the Business, other than any changes, circumstances and effects arising in the ordinary course of business that have not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Since May 31, 2005, the Company has conducted the Business, in all material respects, in the ordinary course, and the Company has not:

(i) Conveyed, exchanged, sold, assigned, abandoned, leased (as lessor or lessee), transferred, licensed, or otherwise disposed of, in whole or in part, in a single transaction or series of related transactions, any Assets (including Intellectual Property) except in the ordinary course of business;

(ii) Suffered any damage, destruction or casualty loss with respect to the Assets (whether or not covered by insurance) material to the Business;

(iii) Incurred or guaranteed any indebtedness;

(iv) Made any material change in the accounting principles, methods, practices or policies relating to the Business, unless such change was required by GAAP;

(v) With respect to the Business, acquired or purchased any properties or assets that are, individually or in the aggregate, material to the Business (other than in the ordinary course of business), merged or consolidated with, or acquired all or substantially all of the assets of, or otherwise acquired, any Person, or made any material investment in any Person;

(vi) Executed, terminated, cancelled, materially modified or permitted to materially modify, terminate, cancel or expire any Business Contract;

(vii) Created or suffered the imposition of any Encumbrance on any of the Assets;

(viii) Forgiven or cancelled any material debt or material claim of the Business or voluntarily waived any right of material value, other than compromises of accounts receivable in the ordinary course of business;

(ix) Entered into any intercompany transactions relating to the Assets with any Affiliate of the Company; or

(x) Authorized, approved, agreed or committed to do any of the actions described in clauses (i)-(ix) above.

3.16 Taxes. The Company has filed or will have filed on a timely basis all material Tax Returns relating to the Business in connection with any Tax required to be filed by it, and the Company has or will have timely paid all such Taxes shown thereon to be due. None of the Assets is subject to any lien in favor of the United States pursuant to Section 6321 of the Code for nonpayment of federal Taxes, or any lien in favor of any state or locality pursuant to any comparable provision of state or local law, under which transferee liability might be imposed upon Buyer as a buyer of such Assets pursuant to Section 6323 of the Code or any comparable provision of state or local law. None of the Assets is tax-exempt use property within the meaning of Section 168(h) of the Code. There is no Action, audit or claim now pending with respect to any Tax with respect to the Assets. There are no outstanding agreements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes with respect to the Assets. With respect to the Business, the Company has duly and timely withheld from employee salaries, wages and other compensation and paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable laws. With respect to the Business, the Company has collected all material sales and use Taxes required to be collection and has remitted, or will remit on a timely basis, such amounts to the appropriate taxing authority, or has been furnished properly completed exemption certificates and has maintained all such records and supporting documents in the manner required by all applicable sales and use Tax statutes and regulations.

3.17	Intentionally Omitted.

	3.18	Intellectual Property.

(a) Schedule 3.18 contains a list of all Marks owned or used by the Company as of the date of this Agreement which relate to the Business as presently conducted.

(b) Except as set forth on Schedule 3.18, the Company either: (i) owns the entire right, title and interest in and to all Intellectual Property that is used in the Business as presently conducted (the “Business Intellectual Property”), free and clear of Encumbrances or adverse claims of ownership from current or former employees and contractors; or (ii) has the right and license to use the Business Intellectual Property in the conduct of the Business.

(c) To the Knowledge of the Company, except as set forth on Schedule 3.18, all items set forth on Schedule 3.18 are valid and in force, or to the extent such items are applications, are pending without challenge.

(d) (i) During the previous three (3) years, no material Action has been taken or, to the Knowledge of the Company, threatened, (A) alleging that the conduct of the Business or any Business Intellectual Property infringes on or misappropriates the Intellectual Property of another Person; or (B) challenging the ownership or validity of the Business Intellectual Property; (ii) no material Action is pending with respect to any Business Intellectual Property; and (iii) to the Knowledge of the Company, there is no valid basis for any Action described in this Section 3.18.

3.19 Environmental; Health; Safety. To the Knowledge of the Company, the Company is in compliance in all material respects with all applicable environmental laws. There is no environmental litigation, administrative or judicial proceeding or order, consent decree, or investigation pending or threatened against the Company related to the Business.

3.20 No Undisclosed Liabilities.

(a) The Business does not have any Liabilities of any nature except for (i) Liabilities disclosed, reflected or reserved against in the Interim Balance Sheet, (ii) Liabilities incurred since May 31, 2005 in the ordinary course of business and which have not and will not result in a Material Adverse Effect, (iii) Liabilities incurred in connection with this Agreement and the transactions contemplated hereby and (iv) Liabilities which would not have a Material Adverse Effect on the Assets.

(b) Except as set forth on Schedule 3.20, the Business does not have any Indebtedness.

3.21 Accounts Receivable. All accounts receivable of the Company (collectively, the "Accounts Receivable”) represent or shall represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. The Accounts Receivable are or will be as of the Closing Date fully collectible, net of the reserves shown on the Interim Balance Sheets or on the accounting records of the Company as of the Closing Date (which reserves are adequate and calculated consistent with past practice). To the Knowledge of the Company, there is no contest, claim, or right of set off, other than returns in the ordinary course of business, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. Schedule 3.21 contains a complete and accurate list of all Accounts Receivable as of May 31, 2005, which list sets forth the aging of such Accounts Receivable.

3.22 Investment Representations. Each of Symco and Symbiotics (each, a “Holder”) represents and warrants to Buyer that:

(a) Investment Representations. Holder understands that the Note has not been registered under the Securities Act of 1933, as amended (the “Securities Act”). Holder also understands that the Note is being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon Holder’s representations contained in the Agreement.

(b) Experience; Risk. Holder has such knowledge and experience in financial and business matters that Holder is capable of evaluating the merits and risks of the purchase of the Note and of protecting Holder’s interests in connection therewith. Holder is able to fend for itself in the transactions contemplated by this Agreement and has the ability to bear the economic risk of the investment, including complete loss of the investment. The foregoing does not, however, limit or modify (i) the representations, warranties, agreements or covenants of the Buyer set forth in this Agreement (or those of Naturade set forth in, or assumed pursuant to, the Assignment and Assumption Agreement); (ii) the right of the Company to rely thereon or (iii) the obligation of Buyer to perform its obligations under this Agreement and the Note and other Collateral Agreements (including by way of illustration and not by way of limitation to comply with the payment requirements of the Note) (or the obligation of Naturade to perform such obligations and those in the Assignment and Assumption Agreement upon and following Naturade’s execution of the Assignment and Assumption Agreement).

(c) Investment. Holder is acquiring the Note for investment for its own account, not as a nominee or agent, and not with a view to, or for resale in connection with, any distribution thereof, and Holder has no present intention of selling, granting any participation in, or otherwise distributing the same. Holder understands that the Note has not been registered under the Securities Act and applicable state securities laws (collectively, the “Acts”) by reason of a specific exemption from the registration provisions of the Acts which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Holder’s representations as expressed herein.

(d) Restricted Note. Holder understands that the Note will be a “restricted security” under applicable securities laws inasmuch as it is being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations the Note may be resold without registration under the Acts only in certain limited circumstances. Holder acknowledges that the Note must be held indefinitely unless subsequently registered under the Acts or an exemption from such registration is available.

(e) Accredited Investor. Holder is an “accredited investor” within the meaning of Rule 501 promulgated under the Securities Act. The Holder has considered the federal and state income tax implications of an investment in the Note and has consulted with his own advisors with respect thereto.

(f) Further Limitations on Disposition. Without in any way limiting the representations set forth above, Holder further agrees not to make any disposition of all or any portion of the Note unless and until:

(i) there is then in effect a registration statement under the Acts covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(ii) Holder shall have notified the Company of the proposed disposition, and shall have furnished the Company with a statement of the circumstances surrounding the proposed disposition, and, at the expense of Holder or its transferee, with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such securities under any of the Acts.

3.23 Other Information. The information furnished by the Company to Buyer pursuant to this Agreement (including, without limitation, information contained in the exhibits hereto, the Schedules identified herein, the instruments referred to in such Schedules and the certificates and other documents to be executed or delivered pursuant hereto by the Company at or prior to the Closing) is not, nor at the Closing will be, false or misleading in any material respect, or contains, or at the Closing will contain, any misstatement of material fact, or omits, or at the Closing will omit, to state any material fact required to be stated in order to make the statements therein not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Company that:

4.01 Corporate Existence and Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Bahamas; has the corporate power to own, manage, lease and hold its properties and to carry on its business as and where such properties are presently located and such business is presently conducted; and is duly qualified to do business and is in good standing as a foreign corporation in each of the jurisdictions where the character of its properties or the nature of its business requires it to be so qualified.

4.02 Authority, Approval and Enforceability. This Agreement has been duly executed and delivered by Buyer and Buyer has all requisite corporate power and legal capacity to execute and deliver this Agreement and all Collateral Agreements executed and delivered or to be executed and delivered by Buyer in connection with the transactions provided for hereby, to consummate the transactions contemplated hereby and by the Collateral Agreements, and to perform its obligations hereunder and under the Collateral Agreements. The execution and delivery of this Agreement and the Collateral Agreements and the performance of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all corporate action necessary on behalf of Buyer. This Agreement and each Collateral Agreement to which Buyer is a party constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium, or similar laws and judicial decisions from time to time in effect which affect creditors’ rights generally.

4.03 No Proceedings. No suit, action or other proceeding is pending or, to Buyer’s knowledge, threatened, before any Governmental Authority seeking to restrain Buyer or prohibit its entry into this Agreement or prohibit the Closing.

4.04 No Conflict. The execution and delivery by Buyer of this Agreement and each Collateral Agreement, and the performance by it of its obligations hereunder and thereunder, does not and will not:

(a) Violate any provision of the certificate of incorporation or bylaws of Buyer;

(b) Violate any provision of any Legal Requirement relating to Buyer, or require a registration, filing, application, notice, consent, approval, order, qualification, authorization, designation, declaration or waiver with, to or from any Governmental Authority; or

(c) Require a consent, approval or waiver from, or notice to, any party, or result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, or create in any party the right to terminate, cancel or modify, any contract.

4.05 Financing. Buyer has, or will have as of the Closing Date, sufficient financial resources to fulfill all of its obligations due under this Agreement and all Collateral Agreements as of the Closing Date.

ARTICLE V

CONDITIONS TO THE COMPANY’S AND BUYER’S OBLIGATIONS

5.01 Conditions to Obligations of the Company. The obligations of the Company to carry out the transactions contemplated by this Agreement are subject, at the option of the Company, to the satisfaction or waiver of the following conditions:

(a) All representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects at and as of the Closing, and Buyer shall have performed and satisfied in all material respects all covenants and agreements required by this Agreement to be performed and satisfied by Buyer at or prior to the Closing, and the Company shall have received a certificate to such effect from an officer of Buyer.

(b) As of the Closing Date, no Action shall be pending or threatened before any Governmental Authority seeking to restrain the Company or prohibit the Closing or seeking Damages against Buyer or the Company as a result of the consummation of this Agreement.

(c) All of Buyer’s deliveries (described in Section 2.03) shall be tendered to the Company at or prior to Closing.

(d) The Buyer shall have furnished the Company with a certified copy of all necessary corporate action on its behalf approving the Buyer’s execution, delivery and performance of this Agreement and any Collateral Agreement.

(e) All proceedings to be taken by Buyer in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in form and substance to the Company and its counsel, and the Company and said counsel shall have received all such counterpart originals or certified or other copies of such documents as it or they may reasonably request.

(f) No proceeding in which Buyer shall be a debtor, defendant or party seeking an order for its own relief or reorganization shall have been brought or be pending by or against Buyer under any United States or state bankruptcy or insolvency law.

5.02 Conditions to Obligations of Buyer. The obligations of Buyer to carry out the transactions contemplated by this Agreement are subject, at the option of Buyer, to the satisfaction, or waiver by Buyer, of the following conditions:

(a) All representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects at and as of the Closing, the Company shall have performed and satisfied in all material respects all agreements and covenants required by this Agreement to be performed and satisfied by it at or prior to the Closing, and Buyer shall have received a certificate of such effect from an officer of the Company.

(b) As of the Closing Date, no Action shall be pending or threatened before any Governmental Authority seeking to restrain Buyer or prohibit the Closing or seeking Damages against Buyer or the Company or the Assets as a result of the consummation of this Agreement.

(c) The Company shall have furnished Buyer with a certified copy of all necessary corporate action on its behalf approving the Company’s execution, delivery and performance of this Agreement and each Collateral Agreement.

(d) All proceedings to be taken by the Company in connection with the transactions contemplated hereby and all documents incident thereto shall be satisfactory in form and substance to Buyer and its counsel, and Buyer and said counsel shall have received all such counterpart originals or certified or other copies of such documents as it or they may reasonably request.

(e) No proceeding in which the Company shall be a debtor, defendant or party seeking an order for its own relief or reorganization shall have been brought or be pending by or against the Company under any United States or state bankruptcy or insolvency law.

(f) All of the Company’s deliveries (described in Section 2.02) shall be tendered to Buyer at or prior to the Closing.

5.03 Disclosure Supplement. The Company shall have the right to supplement its disclosure to Buyer with respect to any matter arising after the date of this Agreement that, if existing or occurring on or prior to the date of this Agreement, would have been required to be set forth or described in any schedule hereto. If such additional information set forth in such supplement (together with any additional information set forth in the disclosure schedules and any prior supplement) reveal facts, events or circumstances that Buyer reasonably believes will have, individually or in the aggregate, a Material Adverse Effect, then the condition stated in Section 5.02(a) shall be deemed not to have been satisfied and this Agreement may be terminated by Buyer.

5.04 Name Change. On or before September 30, 2005, the Company shall change its name at Closing and discontinue all use of the name “Symbiotics” and “Symco.”

ARTICLE VI

ADDITIONAL AGREEMENTS

6.01 Further Assurances. Following the Closing, the Company and the Buyer shall execute and deliver such documents, and take such other action, as shall be reasonably requested by any other party hereto to carry out the transactions contemplated by this Agreement.

6.02 Publicity. None of the parties hereto shall issue or make, or cause to have issued or made, any public release or announcement concerning this Agreement or the transactions contemplated hereby, without the advance approval in writing of the form and substance thereof by each of the other parties, except as required by law or by the rules of the National Association of Securities Dealers or the United States Securities and Exchange Commission (in which case, so far as possible, there shall be consultation among the parties prior to such announcement), and the parties shall endeavor jointly to agree on the text of any announcement or circular so approved or required.

6.03 Conduct of the Business Prior to the Closing Date. From the date hereof until the Closing Date, the Company shall operate the Business only in the ordinary course of business, and shall not engage in any of the actions described in Section 3.15 without the written consent of Buyer.

6.04 Confidential Information. The Company acknowledges that all customer, supplier and distributor lists, manufacturing techniques, formulas, sales, marketing and expansion strategies, technology, processes of the Company and Buyer relating to the business conducted with the Assets, and all related information concerning the products, services, production, development, technology and all related technical information, procurement, and sales activities and procedures, promotion, and pricing techniques, and credit financial data relating to the business conducted with the Assets concerning customers of the Company and Buyer are valuable, special, and unique assets (collectively, “Confidential Information”). The parties agree that all Confidential Information of the Company shall be transferred to Buyer as part of the Assets pursuant to the terms of this Agreement. In recognition of this, Company represents and agrees that during the three (3) year period following the date of this Agreement, Company will not (i) disclose any Confidential Information to any Person or entity, or (ii) make use of any Confidential Information for its own purposes or for the benefit of any Person or entity other than Buyer, except for disclosures required by any Legal Requirement, in which event Buyer shall be given prompt notice of any such compelled disclosure, and, if possible, opportunity to defend its rights hereunder prior to any such compelled disclosure being made. The Company acknowledges that this covenant to maintain Confidential Information is necessary to protect the goodwill and proprietary interest of the Company and that restriction against disclosure of Confidential Information is reasonable in light of the consideration and other value the Company has accepted pursuant to this Agreement. Notwithstanding the foregoing, nothing in this Section 6.04 shall apply to activities of the Company or its Affiliates which are expressly permitted under Section 6.08.

6.05 Transition. Immediately after the Closing Date, Buyer and the Company shall agree in writing upon a process for handling orders and product shipments during a reasonable transition period following the Closing Date. Buyer and the Company shall also agree in writing upon a process for introducing Buyer to the Company’s customers and notifying the Company’s customers of Buyer’s purchase of the Assets. Any and all of the Company’s press releases to the public regarding the transaction contemplated by this Agreement, and communications to vendors and customers regarding the transaction reasonably contemplated by this Agreement shall be approved by Buyer in writing.

6.06 Intentionally Omitted.

6.07 Exclusivity. From the date hereof until the earlier of the Closing Date or the termination of this Agreement pursuant to Section 8.13, the Company shall not, and shall use reasonable commercial efforts to cause its officers, directors, employees, representatives and agents not to, (a) initiate, solicit or encourage any proposal, offer or discussion with any Person (other than Buyer) concerning any merger, business combination, sale of stock or sale of assets (other than sales of assets in the ordinary course of business) involving the Business or (b) engage in discussions or negotiations with any Person (other than Buyer) concerning any such transaction.

6.08 Covenant Not to Compete.

(a) With respect to retail sales channels, for a period of three years from and after the Closing Date, the Company shall not, directly or indirectly through any of its Affiliates or otherwise, engage in the manufacture, sale, provision or distribution of any Products, or enter into any arrangement (contractual or otherwise) pursuant to which any other Person agrees on behalf of the Company or any of its Affiliates to do any of the foregoing. Buyer and the Company expressly agree that nothing in this Section 6.08 shall apply to the Company or its Affiliates with respect to business operations in network or multi-level marketing channels.

ARTICLE VII

INDEMNITY

7.01 Indemnification.

(a) Each of Symco and Symbiotics shall jointly and severally indemnify, defend and hold harmless Buyer its Affiliates, and its partners, shareholders, directors, officers, employees, agents and representatives (collectively, the “Buyer Indemnified Parties”) from and against any and all Liabilities, judgments, claims, settlements, losses, damages, costs, fees (including reasonable attorneys’ fees, court fees and expenses), liens, taxes, penalties, obligations and expenses incurred or suffered (collectively, “Losses”) by any such Buyer Indemnified Party arising from (collectively, the “Buyer Indemnifiable Claims”):

(i) any misrepresentation or breach of any representation, warranty or agreement of the Company contained in this Agreement;

(ii) the non-fulfillment by the Company of any covenant or agreement made by such party in this Agreement;

(iii) any obligation arising from the conduct of the Business on or prior to the Closing;

(iv) Liability that is not an Assumed Liability;

(v) without limiting the foregoing, all Liabilities for Taxes incurred by the Company related to or arising as a result of the conduct of the Company or the Business on or prior to the Closing Date;

(vi) the failure of the Company or Buyer to comply with any bulk sales law; and

(vii) any and all Losses incident to any of the matters referred to in clauses (i) through (vi) of this Section 7.01(a).

(b) Buyer shall indemnify, defend and hold harmless the Company, its Affiliates and its partners, shareholders, directors, officers, employees and other agents and representatives (collectively “Company Indemnified Parties”), from and against any and all Losses incurred or suffered by any Company Indemnified Party, arising from:

(i) any misrepresentation or breach of any representation, warranty or agreement of Buyer contained in this Agreement;

(ii) the non-fulfillment by Buyer of any covenant or agreement made by it in this Agreement;

(iii) any and all Assumed Liabilities;

(iv) any obligation arising from the conduct of the Business after the Closing by Buyer; and

(v) any and all Losses incident to any of the matters referred to in clauses (i) through (iv) of this Section 7.01(b).

7.02 Notice of Asserted Liability. Promptly after a Buyer Indemnified Party or Company Indemnified Party (in this context, an “Indemnitee”) become aware of any fact, condition or event that may give rise to Losses for which indemnification may be sought under this Article VII, the Indemnitee shall give notice thereof in the manner provided in Section 8.03 of this Agreement (the “Claims Notice”) to the party (in this context, the “Indemnitor”). The Claims Notice shall include a description in reasonable detail of any claim or the commencement (or threatened commencement) of any action, proceeding or investigation (an “Asserted Liability”) against Indemnitee, and shall indicate the amount (estimated, if necessary) of the Losses that have been or may be suffered by Indemnitee. Failure of Indemnitee to promptly give notice hereunder shall not affect rights to indemnification hereunder, except to the extent that Indemnitor demonstrates actual damage caused by such failure. Upon Indemnitor’s request, Indemnitee shall provide Indemnitor with such reasonable documentation as Indemnitor shall request pertaining to any claim(s) made by Indemnitee.

7.03 Opportunity to Defend. Indemnitor may elect to compromise or defend, at its own expense and by its own counsel reasonably acceptable to Indemnitee, any Asserted Liability; provided, however, that Indemnitor may not compromise or settle any Asserted Liability without the consent of Indemnitee, such consent not to be unreasonably withheld, unless such compromise or settlement requires no more than a monetary payment for which Indemnitee and any other indemnifiable parties hereunder are fully indemnified or involves other matters not binding upon Indemnitee or such other indemnifiable parties. If Indemnitor elects to compromise or defends such Asserted Liability, it shall within 15 business days (or sooner, if the nature of the Asserted Liability so requires) notify Indemnitee of its intent to do so and Indemnitee shall cooperate in the compromise of, or defense against, such Asserted Liability. If Indemnitor elects not to compromise or defend any Asserted Liability, fails to notify Indemnitee of its election as herein provided or contests its obligation to indemnify, Indemnitee may pay, compromise or defend such Asserted Liability, at the sole cost and expense of Indemnitor, without prejudice to any rights Indemnitee may have hereunder. In such event, Indemnitor may participate, at its own expense, in the defense of any Asserted Liability in respect of which it may have an indemnification obligation under Section 7.01, provided that Indemnitee shall control such defense. If either party chooses to defend or participate in the defense of any Asserted Liability, it shall have the right to receive from the other party any books, records or other documents within such party’s control that are necessary or appropriate for such defense.

7.04 Limitations. The indemnification and reimbursement obligations hereunder, and the representations and warranties contained in this Agreement, shall expire eighteen (18) months after the Closing Date (the “Expiration Date”), except (a) as to any claims for, or any claims made or specifically threatened by a third party that may result in, any liability, judgment, claim, settlement, loss, damage, fee, lien, Tax, penalty, obligation or expense for which indemnity has been (or may be in the case of third party specifically threatened claims) sought hereunder of which the Indemnitor has received written notice consistent with Section 7.02 from the Indemnitee on or before the Expiration Date and (b) with respect to Taxes, the Expiration Date shall be 90 days after expiration of the latest statute of limitations applicable to such Taxes. No Indemnitee shall be entitled to indemnification pursuant to this Article VII if the Indemnitor shall have delivered in the aggregate funds equal to Two Million Dollars ($2,000,000) in satisfaction of claims under this Article VII.

7.05 Right of Set-Off. Except as specifically permitted in this Section 7.05, Buyer shall not have any right to withhold, reduce or set-off against any amounts otherwise payable under the Note any amount owed, or claimed to be owed, to Buyer by the Company. Buyer agrees to assert any claim, demand, or other right against the Company not specifically permitted in this paragraph only by an independent proceeding. Upon notice to the Company given not later than ninety (90) days after the Closing Date specifying in reasonable detail the basis for such set-off, Buyer may set off the amount to which it may be entitled under this Section 7 against amounts otherwise payable under the Note provided that the amount of such set-off claim is not less than $175,000 and provided further that cash equal to the amount of the claimed set-off is delivered to an independent third party reasonably acceptable to Buyer and the Company to be held by such third party until the set-off claim is finally resolved in a proceeding permitted under this Agreement. The exercise of such right of set-off by Buyer in good faith, whether or not ultimately determined to be justified, will not constitute an event of default under the Note. Neither the exercise of nor the failure to exercise such right of set-off will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.

ARTICLE VIII

MISCELLANEOUS

8.01 Brokers. Regardless of whether the Closing shall occur, (i) the Company shall indemnify and hold harmless Buyer from and against any and all liability for any brokers or finders’ fees arising with respect to brokers or finders retained or engaged by the Company in respect of the transactions contemplated by this Agreement, and (ii) Buyer shall indemnify and hold harmless the Company from and against any and all liability for any brokers’ or finders’ fees arising with respect to brokers or finders retained or engaged by Buyer in respect of the transactions contemplated by this Agreement.

8.02 Costs and Expenses. Each of the parties to this Agreement shall bear his or its own expenses incurred in connection with the negotiation, preparation, execution and closing of this Agreement and the transactions contemplated hereby.

8.03 Notices. Any notice, request, instruction, correspondence or other document to be given hereunder by any party hereto to another (herein collectively called “Notice”) shall be in writing and delivered personally or mailed by registered or certified mail, postage prepaid and return receipt requested, or sent by national commercial courier service, return receipt requested for next day delivery to be confirmed in writing by such courier, or by telecopier, as follows:

BUYER:	Quincy Investments Corp.
309 Terraces North
47-111 Vintage Drive East
Indian Wells, California 92210
Attention: Peter H. Pocklington
Telecopier No.: 760-862-2752
With a Copy (which shall not constitute notice) to:
Varner, Saleson & Brandt LLP
3750 University Avenue, Suite 610
Riverside, California 92501
Attention: Vahe Sarrafian
Telecopier No.: 951-274-7770
COMPANY:	Symco, Inc. and/or Symbiotics, Inc.
2301 West Highway 89A, Suite 107
Sedona, Arizona 86336
Attention: Douglas Wyatt
Telecopier No.: 928-203-0279
With a Copy (which shall not constitute notice) to:
16277 Windpiper Road
Poway, California 92064
Attention: David Brown
Telecopier No.: 658-535-0405

Each of the above addresses for notice purposes may be changed by providing appropriate notice hereunder. Notice given by personal delivery or registered mail shall be effective upon actual receipt. Notice given by telecopier shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next normal business day after receipt if not received during the recipient’s normal business hours. All Notices by telecopier shall be confirmed by the sender thereof promptly after transmission in writing by registered mail or personal delivery.

8.04 Governing Law, Jurisdiction, Venue, Waiver and Jury Trial. The provisions of this agreement and the documents delivered pursuant hereto shall be governed by and construed in accordance with the laws of the State of California (excluding any conflict of law rule or principle that would refer to the laws of another jurisdiction). Each party hereto irrevocably submits to the jurisdiction of the State of California, Los Angeles or Orange County, in any action or proceeding arising out of or relating to this Agreement or any of the Collateral Agreements, and each party hereby irrevocably agrees that all claims in respect of any such action or proceeding must be brought and/or defended in such court; provided, however, that matters which are under the exclusive jurisdiction of the Federal courts shall be brought in the Federal District Court for the Central District of California. Each party hereto consents to service of process by any means authorized by the applicable law of the forum in any action brought under or arising out of this Agreement or any of the Collateral Agreements, and each party irrevocably waives, to the fullest extent each may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.

8.05 Entire Agreement; Amendments and Waivers. This Agreement, together with all exhibits and schedules attached hereto, constitutes the entire agreement between and among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

8.06 Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns; but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned, by operation of law or otherwise, by either party without the prior written consent of the other party. The Company understands and consents to Buyer’s assignment of all of its rights and obligations under this Agreement to Naturade pursuant to the Assignment and Assumption Agreement in the form attached as Exhibit F-2, and, acknowledges that Naturade is an express third party beneficiary under this Agreement. Except as set forth in the immediately prior sentence, nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties hereto and their respective permitted successors and assigns, any rights, benefits or obligations hereunder.

8.07 Remedies. The rights and remedies provided by this Agreement are cumulative, and the use of any one right or remedy by any party hereto shall not preclude or constitute a waiver of its right to use any or all other remedies. Such rights and remedies are given in addition to any other rights and remedies a party may have by law, statute or otherwise.

8.08 Exhibits and Schedules. The exhibits and Schedules referred to herein are attached hereto and incorporated herein by this reference. Disclosure of a specific item in any one Schedule shall be deemed restricted only to the Sections to which it is reasonably apparent on its face that it specifically relates.

8.09 Multiple Counterparts. This Agreement may be executed in one or more counterparts and via facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.10 References and Construction.

(a) Whenever required by the context, and is used in this Agreement, the singular number shall include the plural and pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identification the person may require. References to monetary amounts, specific named statutes and generally accepted accounting principles are intended to be and shall be construed as references to United States dollars, statutes of the United States of the stated name and United States generally accepted accounting principles, respectively, unless the context otherwise requires.

(b) The provisions of this Agreement shall be construed according to their fair meaning and neither for nor against any party hereto irrespective of which party caused such provisions to be drafted. Each of the parties acknowledge that it has been represented by an attorney in connection with the preparation and execution of this Agreement.

8.11 Survival. Any provision of this Agreement which contemplates performance or the existence of obligations after the Closing Date, and any and all representations and warranties set forth in this Agreement, shall not be deemed to be merged into or waived by the execution and delivery of the instruments executed at the Closing, but shall expressly survive Closing and shall be binding upon the party or parties obligated thereby in accordance with the terms of this Agreement, subject to any limitations expressly set forth in this Agreement.

8.12 Attorneys’ Fees. In the event any suit or other legal proceeding is brought for the enforcement of any of the provisions of this Agreement, the parties hereto agree that the prevailing party or parties shall be entitled to recover from the other party or parties upon final judgment on the merits reasonable attorneys’ fees (and sales taxes thereon, if any), including attorneys’ fees for any appeal, and costs incurred in bringing such suit or proceeding.

8.13 Termination.

(a) This Agreement shall terminate on the earlier to occur of any of the following events:

(i) the mutual written agreement of Buyer and the Company;

(ii) by written notice of Buyer or the Company to the other party hereto, if the Closing shall not have occurred prior to 12:00 midnight, Pacific Daylight time, on the 30th day after the date of this Agreement;

(iii) by written notice of Buyer to the Company, if the Company shall have materially breached any of their representations, warranties or agreements contained herein or pursuant to Section 5.03; or

(iv) by written notice of the Company to Buyer, if Buyer shall have materially breached any of its representations, warranties or agreements contained herein.

(b) Nothing in this Section shall relieve any party of any liability for a breach of this Agreement prior to the termination hereof. Upon the termination of this Agreement, all other rights and obligations of the parties under this Agreement shall terminate, except their obligations under Sections 6.02, 6.04, 7.05, 8.02-8.05, 8.07 and 8.10-8.12.

8.14 Bulk Sales Laws. The parties hereby waive compliance with the bulk sales laws of any state in which the Assets are located or in which operations relating to the Business are conducted.

ARTICLE IX

DEFINITIONS

Capitalized terms used in this Agreement are used as defined in this Article IX or elsewhere in this Agreement.

9.01 Action. The term “Action” shall mean any lawsuit, claim, proceeding, litigation, arbitration, action, investigation, inquiry, cause of action, right of recovery or chose in action.

9.02 Affiliate. The term “Affiliate” shall mean, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. The term “Control” as used in the preceding sentence means, with respect to a corporation, the right to exercise, directly or indirectly, more than 50% of the voting rights attributable to the shares of the controlled corporation and, with respect to any Person other than a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person.

9.03 Assets. Shall have the meaning set forth in Section 1.01.

9.04 Business Day. The term “Business Day” shall mean any day that national banks are open to conduct business in Irvine, California.

9.05 Closing Date. Shall have the meaning set forth in Section 2.01.

9.06 Code. The term “Code” shall mean the Internal Revenue Code of 1986, as amended.

9.07 Collateral Agreements. The term “Collateral Agreements” shall mean any or all of the exhibits to this Agreement and any and all other agreements, instruments or documents required or expressly provided under this Agreement to be executed and delivered in connection with the transactions contemplated by this Agreement.

9.08 Contract. The term “Contract” shall mean any written contract, agreement, license, lease, guaranty, indenture, sales or purchase order or other legally binding commitment in the nature of a contract to which the Company is a party.

9.09 Court Order. The term “Court Order” means any judgment, order, writ, decision, injunction, award or decree of any foreign, federal, state, local or other court or tribunal and any ruling or award in any arbitration proceeding.

9.10 Encumbrances. The term “Encumbrances” shall mean any lien, encumbrance, claim, charge, security interest, mortgage, deed of trust, pledge, easement, conditional sale or other title retention agreement, defect in title or other restriction of a similar kind.

9.11 Financial Statements. The term “Financial Statements” shall have the meaning set forth in Section 3.05.

9.12 GAAP. The term “GAAP” shall mean generally accepted accounting principles, consistently applied.

9.13 Governmental Authorities. The term “Governmental Authorities” shall mean any nation or country (including but not limited to the United States and the Bahamas) and any commonwealth, territory or possession thereof and any political subdivision of any of the foregoing, including but not limited to courts, departments, commissions, boards, bureaus, agencies, ministries or other instrumentalities.

9.14 Intellectual Property. The term “Intellectual Property” shall mean any and all of the following which is owned by, licensed by, licensed to, used or held for use by the Company (including all copies and embodiments thereof, in electronic, written or other media): (a) all registered and unregistered U.S. and foreign trade names, trademarks, trade dress and service marks, together with any applications related thereto and the goodwill of the Business symbolized thereby (“Marks”); (b) all inventions (whether patentable or unpatentable), all improvements thereto, and all patent, patent applications and disclosures related thereto, together with all reissuances, continuations, continuations in part, revisions, extensions and re-examinations thereof and all issued U.S. and foreign patents and pending patent applications, patent disclosures and improvements thereto (collectively, the “Patents”); (c) all registered and unregistered U.S. and foreign works of authorship, fixed in any tangible medium of expressions regardless of the availability of copyright protection, but including all copyrights and moral rights recognized by law and all applications to register and renewals of any of the foregoing (“Copyrights”); (d) all categories of ideas, trade secrets, know-how, inventions (whether or not patentable and whether or not reduced to practice), improvements, processes, procedures, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing, and business data, pricing and cost information, business and marketing plans, customer and supplier lists and information, other confidential and proprietary information, manufacturing and production processes and techniques, molds, dies, casts and product configurations (“Proprietary Rights”); (e) all licenses and other Contracts pursuant to which the Person has acquired rights in or to any of the Marks, Patents, Copyrights, or Proprietary Rights (“In-Licenses”); and (f) all licenses and other Contracts to which the Person has sold, licensed, leased or otherwise transferred or granted any interest or rights to any Marks, Patents, Copyrights, or Proprietary Rights (“Out-Licenses”).

9.15 Inventory. The term “Inventory” shall mean all goods, merchandise and other personal property owned and held for sale, and all raw materials, works-in-process, materials and supplies of every nature which contribute to the finished products of the Company in the ordinary course of its business, specifically excluding, however, damaged, defective or otherwise unsaleable items.

9.16 Knowledge. The term “Knowledge” with respect to any particular matter, shall mean the actual knowledge of Douglas Wyatt, after reasonable due inquiry of the employees of the Company who could be reasonably expected to be knowledgeable about the facts relating to such matter.

9.17 Legal Requirements. The term “Legal Requirements,” when described as being applicable to any Person, shall mean any and all laws (statutory, judicial or otherwise), ordinances, regulations, judgments, orders, directives, injunctions, writs, decrees or awards of, and any Contracts with, any Governmental Authority, in each case as and to the extent applicable to such Person or such Person’s business, operations or properties.

9.18 Liabilities. The term “Liabilities” shall mean all indebtedness, obligations, damages, fines, fees, penalties, and other liabilities (or contingencies that have not yet become liabilities), whether absolute, accrued, matured, contingent (or based upon any contingency), known or unknown, fixed or otherwise, or whether due or to become due, including without limitation, any fines, penalties, judgments, awards or settlements respecting any judicial, administrative or arbitration proceedings or any damages, losses, claims or demands with respect to any Legal Requirement.

9.19 Naturade. The term “Naturade” shall mean Naturade, Inc., a Delaware corporation.

9.20 Permits. The term “Permits” shall mean any and all permits, rights, approvals, licenses, authorizations, legal status, orders or Contracts under any Legal Requirement or otherwise granted by any Governmental Authority.

9.21 Person. The term “Person” shall mean any individual, partnership, joint venture, firm, corporation, association, limited liability company, trust or other enterprise or any governmental or political subdivision or any agency, department or instrumentality thereof.

9.22 Taxes. The term “Taxes” shall mean any federal, state, local or foreign income, gross receipts, estimated, profits, windfall profits, intangible property, occupation, production, emergency excess, capital gains, capital stock, stamp, goods and services, value-added property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any Governmental Authority.

9.23 Tax Returns. The term “Tax Returns” shall mean any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax and any affiliated, consolidated, combined, unitary or similar return.

[SIGNATURES ON FOLLOWING PAGE]
[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

EXECUTED as of the date first written above.

BUYER:
Quincy Investments, Corp., a Bahamas International Business Company By:
Name:
Title:

COMPANY:
Symco, Incorporated, a Nevada corporation By:
Name:
Title:

Symbiotics, Inc., an Arizona corporation By:
Name:
Title: